Exhibit 99.1

Pacific Biosciences Announces Fourth Quarter and Annual 2017 Financial Results

Annual Product and Service Revenue Increases 19% Year over Year

Menlo Park, Calif. – February 1, 2018 – Pacific Biosciences of California, Inc. (NASDAQ: PACB) today announced financial results for its fourth quarter and year ended December 31, 2017.

Product, service and other revenue for the year ended December 31, 2017 increased by 19% to $93.5 million, compared to $78.6 million for 2016. Total revenue for the year ended December 31, 2017 was $93.5 million, compared to $90.7 million for 2016. Total revenue for 2016 included $12.1 million of contractual revenue, whereas 2017 included no contractual revenue. Product, service and other revenue for the fourth quarter of 2017 increased by 2% to $24.9 million, compared to $24.4 million for the fourth quarter of 2016. Total revenue for the fourth quarter of 2017 was $24.9 million, compared to $25.7 million for the fourth quarter of 2016. Total revenue for the fourth quarter of 2016 included $1.3 million of contractual revenue, whereas the fourth quarter of 2017 included no contractual revenue.

Gross profit for the year ended December 31, 2017 was $34.7 million, resulting in a gross margin of 37%. Gross profit for the year ended December 31, 2016 was $44.2 million, resulting in a gross margin of 49%. This included $12.1 million of contractual revenue at a 100% gross margin. Excluding this contractual revenue and related margin, adjusted gross margin for the year ended December 31, 2016 would have been 41%, and adjusted for the contractual revenue.  Gross profit for the fourth quarter of 2017 was $9.5 million, resulting in a gross margin of 38%. Gross profit for the fourth quarter of 2016 was $11.4 million, resulting in a gross margin of 44%. This included $1.3 million of contractual revenue at a 100% gross margin. Excluding this contractual revenue and related margin, adjusted gross margin for the fourth quarter of 2016 would have been 41%, and adjusted for the contractual revenue.  Adjusted gross margin is not meant to be considered in isolation or as a substitute for gross margin. Adjusted gross margin is subject to limitations and should be read only in conjunction with the Company’s condensed consolidated financial statements prepared in accordance with GAAP.

Operating expenses totaled $124.4 million for the year ended December 31, 2017, compared to $115.4 million for 2016. Operating expenses for the year ended December 31, 2017 and 2016 included non-cash stock-based compensation of $18.0 million and $17.4 million, respectively. Operating expenses totaled $30.0 million for the fourth quarter of 2017, compared to $29.2 million for the fourth quarter of 2016. Operating expenses for the fourth quarters of 2017 and 2016 included non-cash stock-based compensation of $4.8 million and $4.3 million, respectively.

The net loss for the year ended December 31, 2017 was $92.2 million, compared to a net loss of $74.4 million for 2016. The net loss for the fourth quarter of 2017 was $20.8 million, compared to a net loss of $19.0 million for the fourth quarter of 2016.

Cash, cash equivalents and investments, excluding restricted cash, at December 31, 2017 totaled $62.9 million, compared to $72.0 million at December 31, 2016.

Quarterly Conference Call Information

Management will host a quarterly conference call to discuss its fourth quarter and year ended December 31, 2017 results today at 4:30 p.m. Eastern Time. Investors may listen to the call by dialing 1.888.366.7247, or if outside the U.S., by dialing +1.707.287.9330,using an Audience Passcode of 936-7938. The call will be webcast live and will be available for replay at Pacific Biosciences’ website at http://investor.pacificbiosciences.com/ .

About Pacific Biosciences

Pacific Biosciences of California, Inc. (NASDAQ: PACB) offers sequencing systems to help scientists resolve genetically complex problems. Based on its novel Single Molecule, Real-Time (SMRT®) Technology, Pacific Biosciences’ products enable: de novo genome assembly to finish genomes in order to more fully identify, annotate and decipher genomic structures; full-length transcript analysis to improve annotations in reference genomes, characterize alternatively spliced isoforms in important gene families, and find novel genes; targeted sequencing to more comprehensively characterize genetic variations; and real-time kinetic information for epigenome characterization. Pacific Biosciences’ technology provides high accuracy, ultra-long reads, uniform coverage, and the ability to simultaneously detect epigenetic changes.

PacBio® sequencing systems, including consumables and software, provide a simple, fast, end-to-end workflow for SMRT Sequencing.  More information is available at www.pacb.com

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating the timeline for Pacific Biosciences’ potential development of products, future uses, quality or performance of, or benefits of using, products or technologies and other future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, changes in circumstances and other factors that are, in some cases, beyond Pacific Biosciences’ control and could cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Factors that could materially affect actual results can be found in Pacific Biosciences’ most recent filings with the Securities and Exchange Commission, including Pacific Biosciences’ most recent reports on Forms 8-K, 10-K and 10-Q, and include those listed under the caption “Risk Factors.” Pacific Biosciences undertakes no obligation to revise or update information in this press release to reflect events or circumstances in the future, even if new information becomes available.

Contact:

Trevin Rard

650.521.8450

ir@pacificbiosciences.com

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Statement of Operations

(amounts in thousands, except per share amounts)

Three-month Periods Ended			Twelve-month Periods Ended
December 31,			December 31,
2017		2016	2017	2016
Revenue:
Product revenue	$21,845	$20,593	$80,030	$64,609
Service and other revenue	3,090	3,783	13,438	13,971
Contractual revenue	—	1,346	—	12,134
Total revenue	24,935	25,722	93,468	90,714
Cost of Revenue:
Cost of product revenue	11,836	11,244	42,900	34,512
Cost of service and other revenue	3,605	3,104	15,909	12,042
Total cost of revenue	15,441	14,348	58,809	46,554
Gross profit	9,494	11,374	34,659	44,160
Operating Expense:
Research and development	15,626	16,255	65,324	67,617
Sales, general and administrative	14,397	12,993	59,119	47,787
Total operating expense	30,023	29,248	124,443	115,404
Operating loss	(20,529)	(17,874)	(89,784)	(71,244)
Interest expense	(624)	(839)	(2,921)	(3,234)
Other income (expense), net	391	(317)	516	103
Net loss	$(20,762)	$(19,030)	$(92,189)	$(74,375)
Basic and diluted net loss per share	$(0.18)	$(0.21)	$(0.87)	$(0.83)
Shares used in computing basic and diluted net loss per share	116,259	92,660	105,682	89,148

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Balance Sheets

(amounts in thousands)

	December 31,	December 31,
	2017	2016
Assets
Cash and investments	$62,872	$71,978
Accounts receivable	13,433	11,421
Inventory	23,065	15,634
Prepaid and other current assets	2,249	9,978
Property and equipment	37,920	14,560
Long-term restricted cash	4,500	4,500
Other long-term Assets	45	9,813
Total Assets	$144,084	$137,884

Liabilities and Stockholders' Equity
Accounts payable	$9,093	$8,359
Accrued expenses	12,618	16,604
Deferred service revenue	7,394	8,427
Deferred rent	14,453	19
Other liabilities	605	3,345
Financing derivative	183	356
Notes payable	13,635	16,106
Stockholders' equity	86,103	84,668
Total Liabilities and Stockholders' Equity	$144,084	$137,884